Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-222275 on Form S-4 of Red Rider Holdco, Inc. of our reports dated March 2, 2017, relating to the consolidated financial statements of Bill Barrett Corporation and subsidiaries, and the effectiveness of Bill Barrett Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Bill Barrett Corporation for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

January 25, 2018